Exhibit 99.1

Heritage Insurance Enters Into Transaction for 35,000 Policies from Sunshine State Insurance

Jun 11, 2014

CLEARWATER, Fla., June 11, 2014 /PRNewswire/ — Heritage Insurance Holdings, Inc. (NYSE: HRTG) announced that it reached an agreement to offer coverage for the policies of Sunshine State Property & Casualty Insurance Company (“SSIC”), that is pending approval with the applicable court. If approved by the court, the policies will be offered coverage by Heritage’s wholly-owned subsidiary, Heritage Property & Casualty Insurance Company.

On June 3, 2014, SSIC was placed into receivership and a court-ordered its liquidation. SSIC has approximately $60 million in premium on 35,000 policies covering homes, condominiums and commercial residential buildings. Under the terms of the agreement, Heritage will have the right to offer coverage to all policies on or before June 27, 2014 and issue bridge coverage until the policy renews. All policies issued by Heritage will use SSIC’s current rates and forms during the transition period. Upon renewal, SSIC policies will receive the lower of SSIC’s rates or Heritage’s rates and many consumers will receive rate decreases.

“We had to step forward and help our fellow Floridians during hurricane season. We have a duty to help these policyholders and agents with a smooth and seamless transition to Heritage that ensures a continuation of coverage using SSIC’s current forms and rates,” said Bruce Lucas, Chairman & CEO. Lucas explained that “there is a smooth and easy transition of coverage for the customer and agent that will be handled behind the scenes by Heritage. Our transition plan guarantees continuation of coverage, rates, forms, and systems. It will be largely unperceivable by agent and policyholder.”

The move by Heritage is designed to protect Florida consumers. Lucas further explained that “ten companies submitted bids to acquire SSIC’s policies. We feel it is unconscionable to see SSIC consumers hurt by unnecessary rate increases from our peer companies. As a result, our agreement requires all SSIC premiums to be maintained at current levels and at renewal these consumers will get the lower of SSIC’s rates or Heritage’s rates. After reviewing both companies’ rates, we believe that we will save consumers millions of dollars in premiums.”

Additionally, the Florida Insurance Guaranty Association (“FIGA”) is required to collect a $100 deductible to all SSIC policyholders. Rich Widdicombe, Heritage’s President, stated that “we thought of the consumer first and did not want to see them penalized as they have done nothing wrong. As a result, we insisted upon paying this deductible for SSIC customers. We look forward to a long-term relationship with these customers for years to come.”

Heritage also took steps to protect SSIC’s agents. Mel Russell, Chief Underwriting Officer, explained, “We have a strong relationship with our agents and had to protect them as well. Florida law requires all of the unearned agent commissions to be repaid by SSIC’s agents. Heritage took immediate action to protect the agents by agreeing to pay the unearned agent commissions.” Mel further noted that “as long as the agents do not cancel the policies before renewal, they will not have to repay any agent commissions. We want a long-term relationship with SSIC’s agents and our actions confirm our commitment to them.”

Heritage provided unmatched financial strength in support of the transaction. Bruce Lucas said, “Heritage Insurance has approximately $125 million in surplus, we are debt free, and have no quota share reinsurance. Our capital ratios are among the best in Florida, we have approximately $250 million in premium, backed by $125 million in surplus, and we have an additional $85 million in members’ equity in reserve. Agents and customers can rest easy knowing that they are protected by a well-capitalized company with publicly reported financials.”

SSIC customers will also benefit from Heritage’s management team, which is one of the most experienced teams in Florida. Rich Widdicombe explained, “Our management team has over 500 years of collective insurance experience. What’s even more impressive is that we have 20 management members and we average over 24 years of experience each. Our team has operated in every hurricane since Hurricane Andrew in 1992 and we are uniquely experienced at handling catastrophic events.”

About Heritage Property & Casualty Insurance Company

Based in Clearwater, Florida, Heritage Insurance (NYSE: HRTG) offers home, condominium, rental, and commercial residential insurance through a large network of experienced independent agents. Heritage Insurance provides homeowners with the highest quality property insurance and outstanding customer service. For more information, visit Heritage Insurance online at www.heritagepci.com or call (855) 323-8040.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the prospectus we recently filed with the SEC.

Investor Contact:

investors@heritagepci.com